UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 12, 2006

Pennichuck Corporation

(Exact Name of Registrant as Specified in Its Charter)

New Hampshire

(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370

(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Significant January 12, 2006 Testimony Filed in Pending Eminent Domain Case

      On January 12, 2006, the City of Nashua, New Hampshire (the "City") and Pennichuck Corporation (the "Company"), together with its subsidiaries, including the Company's principal subsidiary, Pennichuck Water Works, Inc. ("Pennichuck Water"), filed significant testimony, described below, with the New Hampshire Public Utilities Commission ("NHPUC") in connection with the City's March 25, 2004 petition (NHPUC Docket No. DW 04-048). The City's petition seeks NHPUC approval for the City to acquire all or a significant portion of Pennichuck Water's assets through an eminent domain proceeding under the New Hampshire utility municipalization statute (New Hampshire Revised Statutes Annotated Chapter 38). The Company has vigorously opposed the City's efforts to acquire any of Pennichuck Water's assets by eminent domain and intends to continue to do so, although the Company has publicly stated its desire to work with the City toward a fair and equitable solution.

      For additional information regarding the City's eminent domain initiative, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "2004 10-K") and the Company's subsequent Quarterly Reports on Form 10-Q.

Procedural Context of January 12, 2006 NHPUC Filings

The City's eminent domain case now is in the discovery stage and is scheduled for hearing before the NHPUC in January 2007. The principal issues in the case are whether

* the City's taking of any Pennichuck Water assets by eminent domain would be in the public interest, and if so, the scope of the Pennichuck Water assets that may be taken by eminent domain, and

* the amount of compensation that the City would have to pay to Pennichuck Water and its affiliates if the City acquired any of Pennichuck Water's assets by eminent domain.

      On January 12, 2006, Pennichuck Water filed testimony with the NHPUC regarding its assessment of whether the City's taking of any Pennichuck Water assets by eminent domain would be in the public interest and its valuation of Pennichuck Water. Pennichuck Water's public interest testimony addressed, among other things, the impact of a taking of Pennichuck Water's assets on the customers of Pennichuck Water and its affiliates as well as on the Company's shareholders and the State of New Hampshire. Also filed on January 12, 2006 was the City's testimony regarding the City's plans to engage a third party contractor to operate the water system and the City's valuation of Pennichuck Water.

      Additional information regarding the January 12, 2006 filings is provided below. The information provided in this report may not contain all the information that is important to an evaluation of such filings. New Hampshire law and NHPUC regulations generally permit members of the public to examine and copy the testimony and other filings made with the

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NHPUC and considered part of the public record relating to the City's petition. The examination and copying must take place on the NHPUC premises during its business hours. Information that is not available to the public includes information determined to be confidential or subject to a protective order.

Public Interest Testimony in January 12, 2006 NHPUC Filings

      As disclosed in the 2004 10-K, the City's Board of Aldermen adopted in November 2002 a resolution calling for a referendum to authorize the City to pursue an acquisition, by an eminent domain proceeding or otherwise, of all or a portion of the Pennichuck Water system serving the residents of the City and others. The City's voters passed the referendum in January 2003. Although the 2003 referendum creates a statutory presumption that an eminent domain taking is in the interest of the City's residents, the Company believes that presumption may be overcome and that under New Hampshire law the referendum is irrelevant to the issue of whether the City should be permitted to acquire any of Pennichuck Water's assets that are not necessary to serve Nashua customers.

Pennichuck Expert Testimony Regarding Public Interest Issues

      Included in Pennichuck Water's January 12, 2006 filings was testimony from Douglas L. Patch, a former NHPUC Chairman. Mr. Patch characterized Pennichuck Water as New Hampshire's "premier" water utility, noted a series of negative repercussions not only for Nashua, but for the entire State of New Hampshire, should the City's eminent domain effort succeed, and concluded that it would not be in the public interest for the NHPUC to approve the City's petition, because the harm to the public clearly would outweigh the benefits.

      Also included in Pennichuck Water's January 12, 2006 filings was testimony from market researcher R. Kelly Myers of RKM Research and Communications, Inc., based in Portsmouth, NH. Mr. Myer's testimony describes a series of polls that he conducted of Nashua voters and his conclusion based upon the results of those polls that Nashua voters are opposed by a margin of 64% to 22% to the City's takeover of Pennichuck Water. Mr. Meyers testified that these polls had a margin of error of +/- 4.9% with a 95% confidence interval.

The City's Expert Testimony Regarding Public Interest Issues

      According to the City's January 12, 2006 filings, if it acquires all or any portion of the Pennichuck Water system in an eminent domain proceeding, the City intends to enter into an Operation, Maintenance and Management Agreement (the "OM&M Agreement") with Veolia Water North America - Northeast LLC ("VWNA") to operate that water system. VWNA is a wholly owned subsidiary of Veolia Water North America, which, according to the City's filings, is a wholly owned subsidiary of Veolia Water, which is a division of Veolia Environment. (Veolia Environment formerly was known as Vivendi Environnement.) Testimony of VWNA representatives included in the City's January 12, 2006 filings asserts that Veolia Water is the largest water service provider in the world with 55,000 employees serving 110 million people and that Veolia Water North America is the largest water services partnership company in the United States, providing service in over 600 communities.

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      The City's January 12, 2006 filings also include testimony from representatives of R.W. Beck, an engineering-based management consulting firm. According to the R.W. Beck testimony, the City intends to engage R.W. Beck as an oversight contractor if the City acquires any of the water system assets of Pennichuck Water. R.W. Beck testified that it would oversee the operation of the water system by VWNA. Such oversight, according to the R.W. Beck testimony, would include independent engineering, capital improvement plan management, rate studies and financial analysis, and other services related to the operation and management of the City water system. The R.W. Beck testimony asserts that, as a consequence of the OM&M Agreement with VWNA together with the oversight provided by R.W. Beck, the City would have it have the managerial and technical capability to operate any assets it may acquire from Pennichuck Water.

Valuation Testimony in January 12, 2006 NHPUC Filings

      As disclosed in the 2004 10-K, if the NHPUC authorizes the City to acquire Pennichuck Water assets in an eminent domain proceeding, the NHPUC must determine the compensation the City would have to pay to Pennichuck in exchange for taking those assets. The total compensation awarded would include the value to be paid for the Pennichuck Water assets and the additional consequential damages, if any, caused by the severance of the plant and property to be taken from the other plant and property of the Company and its subsidiaries.

Pennichuck's Expert Testimony Regarding Pennichuck Water's Valuation

      Pennichuck Water's January 12, 2006 filing included the testimony of Robert Reilly, an accredited appraiser who is Pennichuck's valuation expert. Mr. Reilly testified that if the City were to acquire all of Pennichuck Water's assets in an eminent domain proceeding, the NHPUC should value Pennichuck Water at $248.4 million.

      Mr. Reilly's testimony expresses his opinion of the fair market value of the Pennichuck Water's assets. In order to reach a value for Pennichuck Water's assets, Mr. Reilly was required to make numerous assumptions with respect to business, economic, regulatory and environmental factors and other matters, many of which are beyond Pennichuck Water's control. Mr. Reilly's testimony does not purport to be a prediction of the value at which Pennichuck Water or the Company, or the securities of either, may actually be sold now or in the future.

      Pennichuck's expert valuation testimony and the expert valuation testimony submitted by the City described below has been submitted to the NHPUC for its consideration. It is impossible to predict the valuation of Pennichuck Water that the NHPUC would utilize in determining the total compensation that the City would have to pay if the NHPUC authorizes the City to take Pennichuck Water assets by eminent domain. Neither the Company, its affiliates, Mr. Reilly, nor any other person assumes any responsibility if the valuation of Pennichuck Water utilized by the NHPUC is materially different from Mr. Reilly's valuation disclosed in this Report.

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The City's Expert Testimony Regarding Pennichuck Water's Valuation

      The City's January 12, 2006 filings included the testimony of George E. Sansoucy, PE and Glenn C. Walker regarding Pennichuck Water's valuation as of December 31, 2004. The City submitted that testimony confidentially to the NHPUC, and therefore the Company is unable to describe that testimony in this report in any detail. Public statements made by Mr. Sansoucy after the January 12, 2006 filing indicate that the Sansoucy/Walker testimony asserts that if the City were to acquire the entire water system of Pennichuck Water in an eminent domain proceeding, the NHPUC should value that water system at $85 million as of December 31, 2004.

      The Company expects that its examination of the Sansoucy/Walker valuation testimony and the appraisal on which the testimony was based will show that many of the valuation methodologies that Messrs. Sansoucy and Walker used in reaching their conclusion regarding the valuation of Pennichuck Water's water system differ materially from the valuation methodologies used by Pennichuck Water's valuation expert. Similarly, the Company expects that its examination of the Sansoucy/Walker valuation testimony will show that Messrs. Sansoucy and Walker used one or more assumptions that vary materially from assumptions used by Pennichuck Water's valuation expert. One of these material differences relates to the estimated capital expenses Pennichuck Water will incur for its water treatment plant upgrade, which it begin in 2005. The Company has previously disclosed its estimate that the total cost of the entire water treatment plant project will be approximately $35.0 million, subject to possible increases due to increases in the price of steel, cost overruns resulting from change orders or other factors that Pennichuck Water may have to bear under the terms of its construction contracts. Pennichuck Water's expert reflected in his valuation of Pennichuck Water the estimated capital expense related to the water treatment plant upgrade. By comparison, the Sansoucy/Walker valuation of the water system of Pennichuck Water, as of December 31, 2004, does not reflect any of the actual or projected cost of the water treatment plant upgrade, according to public statements made by Mr. Sansoucy after the January 12, 2006 filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: January 18, 2006	By:	/s/ Donald L. Correll

Name: Donald L. Correll
Title: President and Chief Executive Officer

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